Execution Copy

Confidential

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

ROYALTY BUY-DOWN AGREEMENT

This ROYALTY BUY-DOWN AGREEMENT (“Agreement”) is made as of July 1, 2025 (the “Effective Date”) by and among Apellis International GmbH, f/k/a Apellis Switzerland GmbH, a company with limited liability (Gesellschaft mit beschränkter Haftung) registered under the laws of Switzerland and having its registered office at Zählerweg 10, 6300 Zug, Switzerland (“Apellis GmbH”), Apellis Pharmaceuticals, Inc., a Delaware corporation with a principal place of business at 100 5th Avenue, Waltham, MA 02451 USA (“Apellis US”) and APL DEL Holdings, LLC, a company organized and existing under the laws of Delaware with its registered agent located at c/o Vcorp Services, LLC, 1013 Centre Road, Suite 403-B, in the City of Wilmington, County of New Castle, Delaware, 19805 (“Apellis LLC”) (Apellis GmbH, Apellis US and Apellis LLC together referred to as “Apellis”) and Swedish Orphan Biovitrum AB (publ), a Swedish public company having its principal place of business at SE-112 76 Stockholm, Sweden (“Sobi”). Apellis and Sobi are each referred to herein individually as “Party” and collectively “Parties”. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Collaboration and License Agreement dated as of October 27, 2020 by and among the Parties (the “CLA”).

RECITALS

WHEREAS, under the CLA, the Parties have agreed to collaborate to develop and commercialize the compound known as APL-2 in certain indications;

WHEREAS, the Parties now desire to enter into this Agreement, pursuant to which Sobi will make certain payment(s) to Apellis in consideration for Apellis reducing Sobi’s royalty obligations with respect to Net Sales of Products in the Sobi Territory for a specified period of time; and

WHEREAS, the Parties also desire to memorialize certain agreements between them with respect to Apellis’ conduct of certain Clinical Trials in the Sobi Territory;

NOW THEREFORE, in consideration of the mutual covenants set out below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

Royalty Buy-Down
1.1
Purchase Price. Solely in consideration for the modifications to Sobi’s royalty obligations set forth in Section 1.2 below, Sobi shall make the following one-time payments to Apellis:
(a)
Within five (5) business days following the Effective Date, Sobi shall pay Apellis two hundred seventy-five million Dollars ($275,000,000).

(b)
Within [**] after receipt of Regulatory Approval of a Product from the EMA for the treatment of C3G or a substantially similar Indication, Sobi shall pay Apellis [**] Dollars ($[**]).
(c)
Within [**] after receipt of Regulatory Approval of a Product from the EMA for the treatment of primary immune complex membranoproliferative glomerulonephritis or a substantially similar Indication, Sobi shall pay Apellis [**] Dollars ($[**]).
(d)
All payments made by Sobi under this Section 1.1 (collectively, the “Purchase Price”) shall be made by wire transfer in immediately available funds to the bank account designated in writing by Apellis without any reduction or withholding therefrom. The provisions of Section 9.8 of the CLA shall apply to any payment under this Section 1.1 that is not paid on or before the date such payment is due.
1.2
Modifications to Sobi’s Royalty Obligations.
(a)
In consideration for Sobi’s payment of the Purchase Price, solely with respect to aggregate Net Sales of Products in the Sobi Territory during the period beginning on July 1, 2025 and ending on the earliest date on which the Bought-Out Royalty Amount plus any Hard Cap Buyout Payment made by Apellis pursuant to Section 1.2(c) below equals the Hard Cap (the “Hard Cap Achievement Date”), the royalties that Sobi is required to pay to Apellis pursuant to Section 9.5 of the CLA shall be reduced to ten percent (10%) of the royalties that Sobi would otherwise be obligated to pay to Apellis pursuant to Section 9.5 of the CLA.
(b)
For purposes of this Section 1.2, the following terms have the following meanings:
(i)
“Bought-Out Royalty Amount” means, as measured on any given date on or after the Effective Date and prior to or on the Hard Cap Achievement Date (the applicable “Measurement Date”), an amount equal to (A) the royalty payments that would have been payable by Sobi under Section 9.5 of the CLA with respect to aggregate Net Sales of Products in the Sobi Territory during the period beginning on July 1, 2025 and ending on the Measurement Date if the reduction set forth in Section 1.2(a) above had not been applied, minus (B) the royalty payments that are payable (including such amounts that have been paid) by Sobi under Section 9.5 of the CLA with respect to aggregate Net Sales of Products in the Sobi Territory during the period beginning on July 1, 2025 and ending on the Measurement Date after applying the reduction set forth in Section 1.2(a) above, in each case ((A) and (B)) taking into account the royalty reductions specified in Section 9.5.3 of the CLA, but excluding any setoffs beyond the royalty reductions specified in Section 9.5.3 of the CLA.
(ii)
“Hard Cap” means:
(A)
During the period beginning on the July 1, 2025 and ending on [**], an amount equal to the Purchase Price multiplied by 1.45;

(B)
If the Hard Cap Achievement Date has not occurred prior to [**], during the period beginning on [**], and ending on [**], an amount equal to the Purchase Price multiplied by [**]; and
(C)
If the Hard Cap Achievement Date has not occurred prior to [**], from and after [**], an amount equal to the Purchase Price multiplied by [**].
(c)
At any time on or after [**], Apellis may elect, in its discretion, to pay to Sobi a one-time payment amount of up to [**] dollars ($[**]) (a “Hard Cap Buyout Payment”), which payment amount shall be counted in determining whether the Hard Cap Achievement Date has been reached, as set forth in Section 1.2(a) above.
(d)
From and after the Hard Cap Achievement Date, this Section 1.2 will be of no further force or effect, and the royalties payable by Sobi with respect to aggregate Net Sales of Products in the Sobi Territory after the Hard Cap Achievement Date shall revert to royalties payable under Section 9.5 of the CLA above without regard to this Section 1.2.
ARTICLE 2

Conduct by Apellis of [**] clinical trials
2.1
[**] Clinical Trials. Notwithstanding anything in Section 4.7.2 or Section 4.7.3 of the CLA to the contrary:
(a)
[**] Apellis conducting (directly or indirectly) one or more Clinical Trials of the Product for the treatment of [**] (each such Clinical Trial, an “[**] Clinical Trial”) in any or all of the Major Markets.
(b)
[**] Apellis engaging (directly or indirectly) with the key opinion leaders in the Sobi Territory listed on Exhibit A to this Agreement [**]. Apellis shall not engage with any key opinion leaders in the Sobi Territory concerning [**].
(c)
If after the Effective Date Apellis [**] engage (directly or indirectly) with key opinion leader(s) in the Sobi Territory not listed on Exhibit A to this Agreement, [**].
(d)
On a [**] Clinical Trial-by-[**] Clinical Trial basis, unless and until [**], to the extent (i) it is legally required or (ii) Apellis [**] reasonably determines that it is appropriate, taking into account the benefit to patients and other approved treatment options available to patients, in any country in the Sobi Territory, to continue to provide or make available the Product to patients in such country who participated in such [**] Clinical Trial, Apellis shall, at its sole cost and expense, continue to provide or make available the Product to such patients in such country.
(e)
Apellis will provide [**] reports to the JEC concerning each [**] Clinical Trial for review and discussion at the JEC concerning Development of the Product in each [**] Clinical Trial.

ARTICLE 3

Miscellaneous
3.1
This Agreement, and all claims arising under or in connection therewith, will be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles thereof.
3.2
Notices. All notices that are required or permitted hereunder will be in writing and sufficient if delivered by internationally-recognized overnight courier, addressed as follows (with a courtesy copy sent by email, which will not constitute notice):

If to Apellis: Apellis Pharmaceuticals, Inc.

APL Del Holdings, LLC

100 5th Avenue

Waltham, MA 02451

USA

Attn: David Watson, General Counsel

With a copy to: Apellis Switzerland GmbH

Zählerweg 10, 6300 Zug

Switzerland

Attn: Managing Director

With a copy to: WilmerHale
60 State Street
Boston, MA 02109

USA
Attn: Steven D. Barrett

If to Sobi: Swedish Orphan Biovitrum AB (publ)

SE-112 76 Stockholm, Sweden

Attn: General Counsel

With a copy to: Latham & Watkins LLP
12670 High Bluff Drive
San Diego, CA 92130
Attn: Steve Chinowsky

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given on the third Business Day after dispatch.

3.3
Each Party represents that such Party has all necessary power and authority to enter into and perform the obligations of this Agreement and that there are no consents or approvals required to be obtained by such Party for such Party to enter into and perform its obligations under this Agreement that have not been obtained. Except as expressly and specifically modified hereby, all terms and provisions of the CLA are and shall remain in full force and effect, and all references to the CLA in this Agreement shall hereafter refer to the CLA as it may hereafter be further amended or restated.
3.4
In the event of any inconsistency or conflict between the terms and provisions of the CLA, on the one hand, and this Agreement, on the other hand, the terms and provisions of this Agreement shall govern and control. Apellis acknowledges and agrees that this Agreement modifies Sobi’s royalty obligations under the CLA as set forth in Section 1.2 above.
3.5
This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

In Witness Whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Swedish Orphan Biovitrum AB (publ) By: /s/ Guido Oelkers Name: Guido Oelkers Title: President & CEO
By: /s/ Torbjorn Hallberg Name: Torbjorn Hallberg Title: General Counsel

In Witness Whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Apellis Pharmaceuticals, Inc.

By: /s/ Timothy Sullivan

Name: Timothy Sullivan

Title: CFO

Apellis International GmbH

By: /s/ Nur Nicholson

Name: Nur Nicholson

Title: CTO

APL Del Holdings, LLC

By: /s/ David Watson

Name: David Watson

Title: Manager